Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Easterly Acquisition Corp. (the “Company”) on Form S-4, File No. 333-212590, of our report dated March 30, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Easterly Acquisition Corp. as of December 31, 2015 and for the period from April 29, 2015 (inception) through December 31, 2015, which report appears in the Joint Proxy and Consent Solicitation Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Joint Proxy and Consent Solicitation/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 20, 2016